Exhibit 99.1
PRESS RELEASE

SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com
For Release
Tuesday, April 25, 2006

Contact:	Margaret K. Dorman
Chief Financial Officer
(281) 443-3370
SMITH INTERNATIONAL, INC. REPORTS EARNINGS
OF 53 CENTS PER SHARE — 66 PERCENT
ABOVE PRIOR YEAR QUARTER
     HOUSTON, Texas (April 25, 2006)... Smith International, Inc. (NYSE: SII) today announced record results for the first quarter of 2006, reporting net income of $107.2 million, or $0.53 per share. Earnings improved 18 percent on a sequential quarter basis, after adjusting the fourth quarter’s results for a one-cent after-tax litigation charge, and were 66 percent above the amount reported in the prior-year period.
     Consolidated revenues for the three months ended March 31, 2006 were $1.7 billion. Revenues were ten percent above the fourth quarter of 2005 and 31 percent higher than the prior-year period — marking the highest sequential and year-over-year growth rates achieved to date this cycle. Oilfield segment revenues increased 11 percent over the December 2005 quarter and 33 percent over the prior-year period. Increased exploration and production spending in regions outside of North America combined with the recovery in the U.S. deepwater market contributed the majority of the Oilfield segment sequential revenue growth.
     Doug Rock, Chairman and CEO, commented, “Although we’re nearly three and a half years into an oilfield service industry uptrend, our revenues and earnings are accelerating. Smith is positioned as one of the leading oilfield service providers in markets outside of North America, and this shows in our first quarter 2006 results. All six of Smith’s regional geographic markets grew on a sequential quarter basis, with the slowest growth region increasing seven percent. That’s balanced performance on a worldwide scale. Based on our first quarter results and prospects for the remainder of the year, we believe earnings in the range of $2.15 to $2.25 per share are a reasonable expectation for Smith in 2006.”
     M-I SWACO’s first quarter revenues totaled $802.6 million, 10 percent above the fourth quarter of 2005 and 30 percent higher on a year-over-year basis. Business levels in markets outside of North America grew nine percent over the fourth quarter of 2005, accounting for the majority of the sequential revenue increase. Higher customer spending in major offshore markets, including West Africa, the North Sea and Latin America, combined with an increase in the number of land-based drilling projects in the Former Soviet Union contributed to the period-to-period improvement. To a lesser extent, increased drilling activity in the revenue-intensive U.S. deepwater market favorably impacted the sequential revenue comparison.
     Smith Technologies reported first quarter revenues of $179.4 million, seven percent higher on a sequential quarter basis and 26 percent above the prior year quarter. The sequential revenue comparison was influenced by the inclusion of several Eastern Hemisphere export orders in the fourth quarter of 2005. After excluding export sales, revenues were 10 percent above the December quarter and compared to a five percent increase in corresponding activity levels. The sequential revenue increase was driven by the recovery in the U.S. offshore market, higher spending related to North American land-based projects and increased customer demand for recent product introductions, including our Sharc™ series of diamond drill bits.
     Smith Services’ revenues totaled $229.6 million, a 17 percent improvement on a sequential quarter basis and 54 percent above the first quarter of 2005. The sequential revenue growth was influenced by increased tubular sales volumes in the United States, including the Hevi-Wate™ product line. After excluding the effect of tubular sales, revenues grew 11 percent sequentially and 32 percent above the March 2005 quarter. The majority of the core business growth over the December period was driven by increased U.S. drilling activity combined with accelerating demand for remedial products, including the Rhino® Reamer downhole tool which experienced a 48 percent increase in sales volumes period-to-period.

     Wilson reported revenues of $470.5 million, seven percent higher on a sequential quarter basis and 24 percent above the prior-year period. The timing of line pipe project spending by customers in the United States impacted the sequential revenue comparison. Excluding the impact of tubular sales, revenues increased 11 percent over the December 2005 period. The majority of the sequential revenue growth was reported in the upstream energy operations, largely reflecting the increase in North American drilling and completion activity.
     Commenting on the results, Loren Carroll, Executive Vice President, stated, “Our results for the first quarter of 2006 signal another strong revenue and earnings performance for Smith. Business volumes improved across all geographic regions, enabling Smith to report record results. Oilfield operating margins currently stand at 18.1 percent of revenues — 120 basis points higher on a sequential quarter basis and 300 basis points above the March 2005 quarter.”
     Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units — M-I SWACO, Smith Technologies, Smith Services and Wilson. The Company will host a conference call today beginning at 10:00 a.m. Central to review the quarterly results. Participants may join the conference call by dialing (706) 634-6555 and requesting the Smith International, Inc. call. A replay of the conference call will also be available through Monday, May 1, 2006, by dialing (706) 645-9291 and entering conference call identification number “7215669”.
     Certain comments contained in this news release and today’s scheduled conference call concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the Smith International, Inc. Annual Report on Form 10-K for the year ended December 31, 2005 and other filings of the Company with the Securities and Exchange Commission.
     Non-GAAP Financial Measures. The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain information discussed in this press release and in the scheduled conference call could be considered non-GAAP measures. See the Supplementary Data — Schedule II in this release for the corresponding reconciliations to GAAP financial measures for the periods ended March 31, 2006 and 2005 and December 31, 2005. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.
     Financial highlights follow:

SMITH INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2006	2005	2005

Revenues	$1,682,121	$1,288,198	$1,530,440

Costs and expenses:
Costs of revenues	1,155,518	902,786	1,054,456
Selling expenses	221,194	183,874	211,502
General and administrative expenses	68,291	53,366	68,890

Total costs and expenses	1,445,003	1,140,026	1,334,848

Operating income	237,118	148,172	195,592

Interest expense	12,836	10,340	12,113
Interest income	(597)	(368)	(549)

Income before income taxes and minority interests	224,879	138,200	184,028

Income tax provision	72,662	45,146	58,799

Minority interests	45,001	26,902	36,640

Net income	$107,216	$66,152	$88,589

Earnings per share:
Basic	$0.53	$0.33	$0.44

Diluted	$0.53	$0.32	$0.44

Weighted average shares outstanding:
Basic	200,995	202,991	200,427

Diluted	202,527	204,869	203,233

Earnings per share and weighted average shares outstanding for the three months ended March 31, 2005 have been restated for the impact of a two-for-one stock split, which was effective August 24, 2005.

SMITH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2006	2005

Current Assets:
Cash and cash equivalents	$65,773	$62,543
Receivables, net	1,345,908	1,200,289
Inventories, net	1,161,359	1,059,992
Other current assets	115,827	114,407

Total current assets	2,688,867	2,437,231

Property, Plant and Equipment, net	695,197	665,389

Goodwill and Other Assets	1,008,663	957,294

Total Assets	$4,392,727	$4,059,914

Current Liabilities:
Short-term borrowings	$200,247	$133,650
Accounts payable	545,835	479,206
Other current liabilities	317,911	320,297

Total current liabilities	1,063,993	933,153

Long-Term Debt	686,894	610,857

Other Long-Term Liabilities	206,910	194,691

Minority Interests	788,306	742,708

Stockholders’ Equity	1,646,624	1,578,505

Total Liabilities and Stockholders’ Equity	$4,392,727	$4,059,914

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE I
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2006	2005	2005

REVENUE DATA

United States	$743,311	$570,962	$693,403
Canada	268,887	191,658	217,168

North America	1,012,198	762,620	910,571

Latin America	124,497	114,234	113,247
Europe/Africa	344,371	258,665	322,334
Middle East	135,620	103,440	125,896
Far East	65,435	49,239	58,392

Non-North America	669,923	525,578	619,869

Total	$1,682,121	$1,288,198	$1,530,440

SEGMENT DATA

Revenues:
M-I SWACO	$802,550	$618,546	$726,385
Smith Technologies	179,428	142,224	167,465
Smith Services	229,630	149,391	195,547

Oilfield Products and Services	1,211,608	910,161	1,089,397
Wilson	470,513	378,037	441,043

Total	$1,682,121	$1,288,198	$1,530,440

Operating Income:
Oilfield Products and Services	$219,795	$137,856	$178,897
Distribution	26,026	13,517	23,187
General corporate	(8,703)	(3,201)	(6,492)

Total	$237,118	$148,172	$195,592

OTHER DATA

Operating Income(a):
Smith ownership interest	$181,193	$112,982	$150,532
Minority partner ownership interest	55,925	35,190	45,060

Total	$237,118	$148,172	$195,592

Depreciation and Amortization(a):
Smith ownership interest	$25,992	$21,901	$24,053
Minority partner ownership interest	7,271	6,461	7,114

Total	$33,263	$28,362	$31,167

Gross Capital Spending(a):
Smith ownership interest	$40,866	$26,991	$44,912
Minority partner ownership interest	15,912	9,251	17,288

Total	$56,778	$36,242	$62,200

Net Capital Spending(a) (b):
Smith ownership interest	$34,093	$22,380	$39,480
Minority partner ownership interest	15,060	8,902	16,671

Total	$49,153	$31,282	$56,151

NOTE (a): The Company derives a significant portion of its revenues and earnings from M-I SWACO and other joint venture operations. Consolidated operating income, depreciation and amortization and capital spending amounts have been separated between the Company’s portion and the minority partners’ portion in order to aid in analyzing the Company’s financial results.
NOTE (b): Net capital spending reflects the impact of proceeds from lost-in-hole and fixed asset equipment sales.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE II
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2006	2005	2005

Consolidated Operating Income:
GAAP consolidated operating income	$237,118	$148,172	$195,592
Litigation-related charges(a)	—	—	5,640
Stock-based compensation costs	6,698	243	2,952

Non-GAAP consolidated operating income	$243,816	$148,415	$204,184

Oilfield Operating Income:
GAAP Oilfield operating income	$219,795	$137,856	$178,897
Litigation-related charges(a)	—	—	5,640
Stock-based compensation costs	3,609	183	1,470

Non-GAAP Oilfield operating income	$223,404	$138,039	$186,007

Distribution Operating Income:
GAAP Distribution operating income	$26,026	$13,517	$23,187
Stock-based compensation costs	548	10	250

Non-GAAP Distribution operating income	$26,574	$13,527	$23,437

Consolidated Net Income:
GAAP consolidated net income	$107,216	$66,152	$88,589
Litigation-related charges, net of tax(a)	—	—	3,666
Stock-based compensation costs	4,642	168	2,046

Non-GAAP consolidated net income	$111,858	$66,320	$94,301

Diluted Earnings per Share:
GAAP diluted earnings per share(b)	$0.53	$0.32	$0.44
Litigation-related charges, net of tax(a)	—	—	0.01
Stock-based compensation costs	0.02	—	0.01

Non-GAAP diluted earnings per share(b)	$0.55	$0.32	$0.46

NOTE (a): These amounts relate to the settlement of a patent litigation matter. On an after-tax basis, these charges approximated $3.7 million or one cent per share in 2005.
NOTE (b): Earnings per share for the three months ended March 31, 2005 have been restated for the impact of a two-for-one stock split, which was effective August 24, 2005.